UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2025

Montrose Environmental Group, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39394	46-4195044
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5120 Northshore Drive
North Little Rock, Arkansas		72118
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 501 900-6400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.000004 par value per share	MEG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 19, 2025, the board of directors (the “Board”) of Montrose Environmental Group, Inc. (the “Company”) increased the size of the Board to ten members and appointed Mr. Vincent Colman as a director to fill the newly created vacancy. Mr. Colman will serve as a Class III director until the Company’s 2026 Annual Meeting of Stockholders or until his successor is duly elected and qualified. The Board affirmatively determined that Mr. Colman is an independent director within the meaning of the New York Stock Exchange listing standards and an audit committee financial expert as defined by the Securities and Exchange Commission (the “SEC”).

Mr. Colman will be eligible to receive the standard compensation and equity awards available to the Company’s non-management directors, on a prorated basis for the current year, as such compensation is described in the “Director Compensation” section of the Company’s definitive Proxy Statement filed with the SEC on March 25, 2024. The Company also entered into its standard form of indemnification agreement with Mr. Colman. Mr. Colman has been appointed to the Company’s Audit Committee.

There are no arrangements or understandings between Mr. Colman and any other persons pursuant to which he was elected as a director of the Company. There are no family relationships between Mr. Colman and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Montrose Environmental Group, Inc.

Date:	February 19, 2025	By:	/s/ Nasym Afsari
Name: Nasym Afsari Title: General Counsel